AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 18, 2004
                                            REGISTRATION NO.  333-___________

==============================================================================
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                    -----------------------------------

                                  FORM S-8

                        REGISTRATION STATEMENT UNDER
                         THE SECURITIES ACT OF 1933

                    -----------------------------------

                                NORANDA INC.
           (Exact name of registrant as specified in its charter)

                   ONTARIO                         NOT APPLICABLE
       (State or other jurisdiction of            (I.R.S. Employer
       incorporation or organization)          Identification Number)

                    BCE PLACE, 181 BAY STREET, SUITE 200
                  TORONTO, CANADA M5J 2T3, (416) 982-7111
            (Address of Principal Executive Offices) (Zip Code)

                       NORANDA INC. STOCK OPTION PLAN
                         (Full title of the plans)

             CT CORPORATION SYSTEM, 111 8TH AVENUE, 13TH FLOOR
                  NEW YORK, NEW YORK 10011 (212) 894-8700
 (Name, address, and telephone number of agent for service in the United States)

                                          CALCULATION OF REGISTRATION FEE

======================================================= ================ =================== ================== =================
                                                                          PROPOSED MAXIMUM    PROPOSED MAXIMUM
                  TITLE OF SECURITIES                    AMOUNT TO BE      OFFERING PRICE         AGGREGATE         AMOUNT OF
                    TO BE REGISTERED                    REGISTERED (1)     PER SHARE (2)       OFFERING PRICE   REGISTRATION FEE
------------------------------------------------------- ---------------- ------------------- ------------------ -----------------
Common shares, without par value (the "Common Shares")     3,000,000           $16.70           $50,100,000         $6,347.67
                                                            shares
------------------------------------------------------- ---------------- ------------------- ------------------ -----------------

(1) Represents additional shares issuable under options that have been granted (at exercise prices not in excess of the maximum offering price referred to in (2) below) or that may be granted under the Noranda Inc. Stock Option Plan (the "Plan"). Includes an indeterminate number of Common Shares that may be issuable by reason of stock splits, stock dividends or similar transactions in accordance with Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"). Also includes an indeterminate number of Common Shares that may become issuable as a result of terminated, expired or surrendered options to purchase Common Shares or pursuant to the antidilution provisions of the Plan.

(2) Calculated pursuant to Rule 457(c) and (h) under the Securities Act. The maximum offering price per share is based upon the average of the high and low prices of the Common Shares of Noranda Inc., as reported by the New York Stock Exchange on March 12, 2004.

                              EXPLANATORY NOTE

          By a registration statement on Form S-8 filed with the Securities and Exchange Commission (the "SEC") on June 1, 2001 (File No. 333-13582), Noranda Inc. (the "Registrant") registered 8,927,821 Common Shares, reserved for issuance upon the exercise of options granted or to be granted under the Plan.

          This registration statement is being filed pursuant to Instruction E to Form S-8 to register 3,000,000 additional Common Shares issuable upon the exercise of options granted or to be granted under the Plan.


                        INCORPORATION OF CONTENTS OF
                 PRIOR REGISTRATION STATEMENT BY REFERENCE

          Pursuant to Instruction E to Form S-8, except with respect to Items 3, 4, 6 and 8 (which have each been updated and are set forth below), the Registrant hereby incorporates by reference into this registration statement the contents of the Registrant's registration statement on Form S-8 (File No. 333-13582) and any post-effective amendments thereto.

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The registration statement incorporates herein by reference the following documents which have been filed with the SEC by the Registrant:

     o The Annual Report of the Registrant on Form 40-F filed May 21, 2003, which document includes the Registrant's audited financial statements for the fiscal year ended December 31, 2002;

     o The unaudited interim consolidated financial statements for the three months ended March 31, 2003, included in the Registrant's press release dated April 23, 2003 relating to the Registrant's 2003 first quarter financial results, filed with the Registrant's Report of Foreign Issuer on Form 6-K filed May 6, 2003, as amended on March 18, 2004;

     o The unaudited interim consolidated financial statements for the three and six months ended June 30, 2003, included in the Registrant's press release dated July 25, 2003 relating to the Registrant's 2003 second quarter financial results, filed with the Registrant's Report of Foreign Issuer on Form 6-K filed August 5, 2003, as amended on September 11, 2003;

     o The Registrant's Report of Foreign Issuer on Form 6-K filed September 11, 2003 relating to the Management Information Circular dated March 1, 2003 for the Registrant's annual meeting of shareholders held on April 23, 2003;

     o The unaudited interim consolidated financial statements for the three and nine months ended September 30, 2003, included in the Registrant's press release re-filed on November 14, 2003 and dated October 23, 2003 relating to the Registrant's 2003 third quarter financial results, filed with the Registrant's Report of Foreign Issuer on Form 6-K filed December 2, 2003, as amended on March 18, 2004;

     o The unaudited interim and annual consolidated financial data for the three months and year ended December 31, 2003, included in the Registrant's press release dated February 11, 2004 relating to the Registrant's 2003 fourth quarter and annual financial results, filed with the Registrant's Report of Foreign Issuer on Form 6-K filed March 4, 2004, as amended on March 18, 2004; and

     o Form 8-A relating to the registration of the Registrant's common shares under section 12(b) of the U.S. Securities Exchange Act of 1934.

          All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment to this registration statement which indicates that all of the Common Shares offered have been sold or which deregisters all of such Common Shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

ITEM 4.   DESCRIPTION OF SECURITIES

          Not applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Section 136 of the Business Corporations Act (Ontario) ("OBCA"), which governs the Registrant, provides that the Registrant may indemnify a director or officer of the Registrant, a former director or officer of the Registrant or a person who acts or acted at the Registrant's request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the Registrant or such body corporate, if (a) he or she acted honestly and in good faith with a view to the best interests of the Registrant and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. The Registrant may, with the approval of the Ontario Superior Court of Justice, indemnify a person referred to above in respect of an action by or on behalf of the Registrant or body corporate to procure a judgment in its favour, to which the person is made a party by reason of being or having been a director or an officer of the Registrant or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with such action if he or she fulfills the conditions set out in
(a) and (b) above. Despite the foregoing, a person referred to above is entitled to indemnification from the Registrant in respect of all costs, charges and expenses reasonably incurred by him or her in connection with the defense of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the Registrant or body corporate if the person was substantially successful on the merits in his or her defense of the action or proceeding and fulfills the conditions set out in (a) and (b) above. A corporation or a person (as defined in the OBCA) referenced above may apply to the Ontario Superior Court of Justice for an order approving an indemnity under Section 136 and the court may so order and make any further order it thinks fit.

          The sections of the sole By-law of the Registrant under the heading "Indemnification" provide:

          Indemnification of directors and officers--The Registrant shall indemnify a director or officer, a former director or officer or a person who acts or acted at the Registrant's request as a director or officer of a corporation of which the Registrant is or was a shareholder or creditor, and his or her heirs and legal representatives, to the extent permitted by the OBCA.

          Indemnity of others--Except as otherwise required by the OBCA and subject to the immediately preceding paragraph, the Registrant may from time to time indemnify and save harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant), by reason of the fact that he or she is or was an employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of or participant in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including legal fees), judgments, fines and any amount actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted honestly and in good faith with a view to the best interests of the Registrant and, with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction shall not, of itself, create a presumption that the person did not act honestly and in good faith with a view to the best interests of the Registrant and, with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, had no reasonable grounds for believing that his conduct was lawful.

          Right of indemnity not exclusive--The provisions of indemnification contained in the by-law of the Registrant shall not be deemed exclusive of any other rights to which any person seeking indemnification may be entitled under any agreement, vote of shareholders or directors or otherwise, both as to action in his or her official capacity and as to action in another capacity, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall enure to the benefit of the heirs and legal representatives of such a person.

          No liability of directors or officers for certain acts, etc.--To the extent permitted by law, no director or officer for the time being of the Registrant shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee or for joining in any receipt or act for conformity or for any loss, damage or expense happening to the Registrant through the insufficiency or deficiency of title to any property acquired by the Registrant or for or on behalf of the Registrant or for the insufficiency or deficiency of any security in or upon which any of the money of or belonging to the Registrant shall be placed out or invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person, firm or corporation with whom or which any money, securities or other assets belonging to the Registrant shall be lodged or deposited or for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any money, securities or other assets belonging to the Registrant or for any other loss, damage or misfortune whatever which may happen in the execution of the duties of his respective office or trust or in relation thereto unless the same shall happen by or through his or her failure to act honestly and in good faith with a view to the best interests of the Registrant and in connection therewith to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. If any director or officer shall be employed by or shall perform services for the Registrant otherwise than as a director or officer or shall be a member of a firm or a shareholder, director or officer of a corporation which is employed by or performs services for the Registrant, the fact of his being a director or officer shall not disentitle such director or officer or such firm or corporation, as the case may be, from receiving proper remuneration for such services.

          Insurance policies are maintained by the Registrant under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

ITEM 8.   EXHIBITS.

EXHIBIT NO.          DESCRIPTION OF EXHIBIT
-----------          ----------------------

4.1*                 Noranda Inc. Stock Option Plan, as amended through
                     March 1, 2004.

5.1* Opinion of McCarthy Tetrault LLP as to the legality of securities offered.

23.1 Consent of McCarthy Tetrault LLP (contained in its opinion filed as Exhibit 5.1).

23.2*                Consent of Ernst & Young LLP, Independent Auditors.

24.1 Power of Attorney (included on the signature page of this registration statement).

--------------------
* Filed herewith.

                                 SIGNATURES

          Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada on March 18, 2004.

                                     NORANDA INC.

                                     /s/ Steven Douglas
                                     -------------------------------------
                                     By:     Steven Douglas
                                     Title:  Executive Vice-President
                                             and Chief Financial Officer

                             POWER OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Derek Pannell and Steven Douglas as his or her true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and any and all documents in connection therewith, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies, approves and confirms all that his or her said attorney-in-fact and agent, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

          Pursuant  to  the   requirements  of  the  Securities  Act,  this
Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


                 Signature                                        Title                            Date
                 ---------                                        -----                            ----

/s/ Derek Pannell                                   President and Chief Executive Officer     March 18, 2004
-----------------------------------------------     and Director (Principal Executive
Derek Pannell                                       Officer)

/s/ Steven Douglas                                  Executive Vice-President and Chief        March 18, 2004
-----------------------------------------------     Financial Officer (Principal Financial
Steven Douglas                                      and Accounting Officer)

/s/ Alex G. Balogh                                  Director                                  March 18, 2004
-----------------------------------------------
Alex G. Balogh

/s/ Andre Berard                                    Director                                  March 18, 2004
-----------------------------------------------
Andre Berard

/s/ Jack L. Cockwell                                Director                                  March 18, 2004
-----------------------------------------------
Jack L. Cockwell

/s/ The Honourable J. Trevor Eyton, O.C., Q.C.      Director                                  March 18, 2004
-----------------------------------------------
The Honourable J. Trevor Eyton, O.C., Q.C.


-----------------------------------------------     Director
David Kerr

/s/ J. Bruce Flatt                                  Director                                  March 18, 2004
-----------------------------------------------
J. Bruce Flatt

/s/ A.L. Flood                                      Director                                  March 18, 2004
-----------------------------------------------
A.L. Flood


-----------------------------------------------     Director
Norman R. Gish

/s/ Robert J. Harding                               Director                                  March 18, 2004
-----------------------------------------------
Robert J. Harding

/s/ V. Maureen Kempston Darkes                      Director                                  March 18, 2004
-----------------------------------------------
V. Maureen Kempston Darkes


-----------------------------------------------     Director
James W. McCutcheon

/s/ The Honourable Frank J. McKenna                 Director                                  March 18, 2004
-----------------------------------------------
The Honourable Frank J. McKenna

/s/ George E. Myhal                                 Director                                  March 18, 2004
-----------------------------------------------
George E. Myhal


            SIGNATURE OF AUTHORIZED UNITED STATES REPRESENTATIVE

          Pursuant to the Securities Act, as amended, the undersigned certifies that he is the duly authorized representative of the Registrant in the United States and has signed this registration statement or amendment thereto, on this 18th day of March, 2004.

                                               Noranda Aluminium, Inc.

                                               By:  /s/ William Brooks
                                                  --------------------------
                                                  William Brooks
                                                  President

                             INDEX TO EXHIBITS

EXHIBIT NO.          DESCRIPTION OF EXHIBIT
-----------          ----------------------

4.1*                 Noranda Inc. Stock Option Plan, as amended through
                     March 1, 2004.

5.1* Opinion of McCarthy Tetrault LLP as to the legality of securities offered.

23.1 Consent of McCarthy Tetrault LLP (contained in its opinion filed as Exhibit 5.1).

23.2*                Consent of Ernst & Young LLP, Independent Auditors.

24.1 Power of Attorney (included on the signature page of this registration statement).

---------------------
* Filed herewith.